UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To:	All RMCF Team Members

From:	Bryan Merryman, CEO	Date: June 29, 2021

Subject:	Activist Investors

On Thursday afternoon, June 24, 2021, the Company received notice from one of our large shareholders, Global Value Investment Corp. (“GVIC”), that they will be nominating directors for election to our Board of Directors at our next Annual Meeting of Stockholders. Personally and on behalf of the Board, I want to explain what this means, what the Company is doing to address the expectations of stockholders (which include some of you) and how it will affect your daily work.

Activist investors seek to gain representation on the Board of Directors so that they may have more direct input into how a company is managed and to influence the direction of a company’s growth. There is absolutely nothing wrong with this and there can be good outcomes because activist investors will often nominate candidates that have reputable backgrounds and skills in the areas that the Company is seeking to enhance or improve upon. Our Nominating Committee is always looking for director candidates that we believe would bring new perspectives and enhance our Board, and in fact just last week the Board appointed Rahul Mewawalla as a new outside, independent director. Mr. Mewawalla is a seasoned technology executive and will help the Company develop its growth strategy.

For our part, our Board has already engaged with GVIC, and interviewed candidates they proposed. We want to continue our engagement with GVIC in order to learn what they envision for the Company and hope to find common ground. Be aware that activist investors often invoke uncertainty and discontent by presenting facts out of context or by maligning the current members of management and the Board. Negativity is never helpful and to the extent that you encounter it, I respectfully ask you to consider what the Company has achieved because of the work you do here day in and day out. There are some real highlights!

●

Not only did we survive the upheaval of COVID-19, we emerged with a strong balance sheet ready to embrace the acceleration of digital and e commerce trends and reimagine the Company’s retail store concept and overall business model. During the pandemic we kept everyone on payroll so that no one would have to bear the uncertainty of unemployment and we are currently hiring as well!

●	Production has increased significantly as compared to 2020 because demand from our Franchise System is coming back stronger than ever.

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Our Domestic Franchise System is posting double digit same store sales growth vs. pre-pandemic fiscal 2020 levels and new stores are projected to open this year. We’ve given our Franchisees new tools to be profitable and successful with online sales.

We are celebrating our Ruby (40th) Anniversary this year! If anything, this milestone points to the enduring strength of our Company and our culture.

I point to these accomplishments because they are your accomplishments and your work for the Company matters. The work we do does not change, so please keep doing that. We have franchises to sell, franchisees to support and customers to supply with tens of thousands of pounds of chocolate every month. Remember that “We make chocolate fun, and we care.”

Thank you for all that you do.

Sincerely,

Bryan

Important Additional Information and Where to Find It

Rocky Mountain Chocolate Factory, Inc. (“RMCF”) intends to file a proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from RMCF stockholders for RMCF’s 2021 Annual Meeting of Stockholders. RMCF STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ RMCF’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by RMCF with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the of RMCF’s Investor Relations website at www.rmcf.com/Investor-Relations.aspx or by contacting RMCF’s Investor Relations department at (970) 375-5678, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

RMCF, its directors and certain of its executive officers are participants in the solicitation of proxies from RMCF stockholders in connection with matters to be considered at RMCF’s 2021 Annual Meeting of Stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of RMCF’s directors and executive officers, in RMCF is included in RMCF’s Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on August 13, 2020, RMCF’s Annual Report on Form 10-K for the fiscal year ended February 28, 2021, filed with the SEC on June 1, 2021, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on June 28, 2021, and in RMCF’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of RMCF’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 and Annual Statements of Changes in Beneficial Ownership on Form 5. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in RMCF will be set forth in the Proxy Statement for RMCF’s 2021 Annual Meeting of Stockholders and other relevant documents to be filed with the SEC, if and when they become available.